EXHIBIT 99.1

Contact

Amy Seltzer Hedison

Investor Relations

(617) 250-6012

ahedison@epixpharma.com

FOR IMMEDIATE RELEASE

December 13, 2005

EPIX Pharmaceuticals to Reduce Workforce in January 2006

Realignment of resources will focus on Vasovist™, EP-2104R and highest priority research

Cambridge, MA, December 13, 2005 - EPIX Pharmaceuticals, Inc. (NASDAQ: EPIX) announced today that, as a result of the FDA’s second approvable letter regarding Vasovist™, it will eliminate approximately 50% of its workforce in January, 2006. The reductions will affect both the research and development and the general and administrative areas of the Company.  Prior to the initial announcement on November 23, 2005 of the Company’s intention to reduce its workforce, the Company had 93 employees.  Following the completion of the reduction, the Company expects that it will have approximately 48 employees.

EPIX received the second approvable letter from the FDA on November 22, 2005.  The letter indicated that at least one additional clinical trial and a re-read of images obtained in certain of the previously completed Phase III clinical trials will be necessary before the FDA could approve Vasovist, the Company’s novel blood-pool contrast agent.

The workforce reduction will result in a one-time charge of approximately $1.2 million, which will be recognized in the fourth quarter of 2005.  While the Company expects that spending in 2006 will be highly dependent on anticipated input from the FDA about future clinical trials for Vasovist, it anticipates that the reductions in staff should reduce the Company’s projected cash burn in 2006 by approximately 30%, or $7 million, excluding non-recurring cash payments associated with the reduction.  In 2005, the Company expects that its cash burn will be approximately $25 million.  A few of the employees included in the reduction will terminate their employment later in the first quarter of 2006 as they complete work on important activities.

EPIX Interim CEO Michael Astrue said, “We regret the loss of these talented and hard-working individuals who have contributed so much over the years to EPIX.  We also regret the suspension of many of our innovative early-stage research programs that might contribute in the diagnosis of severely ill patients, but we need to take these steps in order to bring our lead programs forward as quickly as we can.”

Vasovist™, the Company’s novel blood-pool contrast agent for use in magnetic resonance angiography, was the subject of a second FDA “approvable” letter on November 22, 2005.  Vasovist was approved by the European Commission for marketing in the 25 member countries of the European Union in October 2005, and is expected to be launched in Europe in the first quarter of 2006.  EPIX will have its first meeting with the FDA in January, 2006 to discuss the path forward for Vasovist.

About EPIX

EPIX Pharmaceuticals, Inc., based in Cambridge, MA, discovers and develops innovative pharmaceuticals for imaging that are designed to transform the diagnosis, treatment and monitoring of disease. The Company uses its proprietary Target Visualization Technology™ to create imaging agents targeted at the molecular level, designed to enable physicians to use Magnetic Resonance Imaging (MRI) to obtain detailed information about specific disease processes. To receive the latest EPIX news and other corporate developments, please visit the EPIX website at www.epixpharma.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations of the Company’s management.  These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond EPIX Pharmaceuticals’ control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements.  In particular, the risks and uncertainties include, among other things:  the effect on EPIX Pharmaceuticals’ financial condition and cash burn rate of the planned workforce reductions;  the failure to comply with federal and state statutes and regulations relating to EPIX Pharmaceuticals’ products, including FDA requirements; that the completion of clinical studies may not prove the safety and efficacy of EPIX Pharmaceuticals’ products; the inability to adequately address issues raised by FDA in its review of EPIX Pharmaceuticals’ submissions; the inability of EPIX Pharmaceuticals’ partner(s) to achieve regulatory approval in the countries in which it (they) plan to sell EPIX Pharmaceutical products; and the inability of EPIX Pharmaceuticals’ partner(s) to achieve meaningful sales in the countries in which EPIX Pharmaceuticals’ products are sold.  Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  EPIX Pharmaceuticals undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.  For additional information regarding these and other risks faced by EPIX Pharmaceuticals, see the disclosure contained in EPIX Pharmaceuticals’ periodic reports filed with the Securities and Exchange Commission, including but not limited to EPIX Pharmaceuticals’ Form 10-K for the year ended December 31, 2004 and subsequent Forms 10-Q.

CONTACT:

EPIX Pharmaceuticals, Inc.

Investor Relations, 617-250-6012
Amy Seltzer Hedison
SOURCE: EPIX Pharmaceuticals, Inc.

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